Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
November 4, 2009	Russ Stolle	Kurt Ogden
The Woodlands, TX	(281) 719-6624	(801) 584-5959
NYSE: HUN

HUNTSMAN RELEASES 2009 THIRD QUARTER RESULTS

STRONG ADJUSTED EBITDA RESULTS PRIMARILY FROM IMPROVED
CONTRIBUTION MARGINS AND REDUCED CASH FIXED COSTS

Third Quarter 2009 Highlights

•      Revenues for the third quarter of 2009 were $2,108 million, an increase of 13% compared to $1,866 million for the second quarter of 2009 and a decrease of 23% compared to $2,731 million for the third quarter of 2008.

•      Adjusted EBITDA for the third quarter of 2009 was $200 million compared to $96 million for the second quarter of 2009 and $194 million for the third quarter of 2008.

•      Net loss attributable to Huntsman Corporation for the third quarter of 2009 was $68 million or $0.29 loss per diluted share compared to net income attributable to Huntsman Corporation of $406 million or $1.51 per diluted share for the second quarter of 2009 and net loss attributable to Huntsman Corporation of $20 million or $0.09 loss per diluted share for the third quarter of 2008.  Adjusted net loss for the third quarter of 2009 was $55 million or $0.24 loss per diluted share, impacted by an unusually high adjusted effective tax rate (more than 300%, due to tax valuation allowances) which more than offset adjusted positive pretax earnings of $27 million(1)—we believe our long term effective tax rate is 35%.  This compares to adjusted net loss of $64 million or $0.27 loss per diluted share for the second quarter of 2009 and adjusted net loss of $2 million or $0.01 loss per diluted share for the third quarter of 2008.

•      On October 16, 2009, we terminated our existing short term (364 day) accounts receivable securitization program that was scheduled to mature November, 2009.  We replaced it with two new multi-year securitization programs (a U.S. program and a European program).

•      On September 27, 2009, we announced that our styrenics operations in West Footscray, Australia would be closed.  This site closure completes our process of exiting all commodity polymer businesses.  This operation represents less than 2% of our 2008 global sales, and posted an adjusted EBITDA loss of almost $24 million for 2008, based on an operating loss of approximately $29 million less impairment charges of $5 million.

•      On August 31, 2009, we announced we had entered into a “stalking horse” asset and equity purchase agreement with Tronox Incorporated.  The agreement provides for the purchase out of bankruptcy of certain titanium dioxide and electrolytics production facilities, as well as a joint venture interest, for $415 million including working capital.  We expect a decision by the U.S. Bankruptcy Court in early December 2009.

•      On July 23, 2009, we redeemed all $296 million principal amount of our outstanding 11.625% senior secured notes due 2010 and on August 3, 2009, we redeemed all $198 million principal amount of our outstanding 11.5% senior notes due 2012.  This debt reduction eliminated all meaningful debt maturities until 2013 other than our accounts receivable securitization programs.

Summarized earnings are as follows:

	Three months ended September 30,		Three months ended	Nine months ended September 30,
In millions, except per share amounts	2009	2008	June 30, 2009	2009	2008

Net (loss) income attributable to Huntsman Corporation	$(68)	$(20)	$406	$48	$11
Adjusted net (loss) income(4)	$(55)	$(2)	$(64)	$(392)	$35

Diluted (loss) income per share	$(0.29)	$(0.09)	$1.51	$0.20	$0.05
Adjusted diluted (loss) income per share(4)(5)	$(0.24)	$(0.01)	$(0.27)	$(1.68)	$0.15

EBITDA(4)	$107	$165	$874	$1,011	$545
Adjusted EBITDA(4)	$200	$194	$96	$346	$592

See end of press release for important explanations

Peter R. Huntsman, our President and CEO, stated:

“I am very pleased with our third quarter result.  Our Adjusted EBITDA more than doubled to $200 million during the third quarter from $96 million in the prior quarter.  We saw improved demand across our businesses and remain encouraged by our monthly year-over-year order pattern.  We continue to see the positive results of our decisions during the past three years to expand our Asian operations and to focus on more differentiated chemistry while divesting of our commodity chemicals and plastics businesses.  This geographic expansion and optimized product portfolio has allowed us to take advantage of markets less affected by the ongoing global recession.  Additionally, our focus on costs, pricing and working capital has further contributed to our steady improvement in operating results throughout the year.”

He added, “Looking forward, I am optimistic that the economic recovery will continue.  While we anticipate our fourth quarter earnings to be better than last year’s results for the comparable quarter, we expect fourth quarter’s earnings to be seasonally lower than those announced today.”

Huntsman Corporation

Operating Results

	Three months ended September 30,		Nine months ended September 30,
In millions, except per share amounts	2009	2008	2009	2008

Revenues	$2,108	$2,731	$5,667	$8,167
Cost of goods sold	1,771	2,381	4,948	7,068
Gross profit	337	350	719	1,099
Operating expenses	250	254	710	807
Restructuring, impairment and plant closing costs	62	3	139	8
Operating income (loss)	25	93	(130)	284
Interest expense, net	(65)	(69)	(178)	(199)
Loss on accounts receivable securitization program	(3)	(7)	(13)	(16)
Equity in (loss) income of investment in unconsolidated affiliates	(1)	3	1	10
(Expenses) income associated with the Terminated Merger and related litigation	(2)	(26)	835	(35)
Loss on early extinguishment of debt	(21)	—	(21)	—
Other income	1	1	1	1
(Loss) income before income taxes	(66)	(5)	495	45
Income tax expense	—	(17)	(449)	(42)
(Loss) income from continuing operations	(66)	(22)	46	3
(Loss) income from discontinued operations, net of tax(2)	(2)	1	(2)	5
(Loss) income before extraordinary gain	(68)	(21)	44	8
Extraordinary gain on the acquisition of a business, net of tax of nil(3)	—	1	—	10
Net (loss) income	(68)	(20)	44	18
Less net loss (income) attributable to noncontrolling interests	—	—	4	(7)
Net (loss) income attributable to Huntsman Corporation	$(68)	$(20)	$48	$11

Net (loss) income attributable to Huntsman Corporation	$(68)	$(20)	$48	$11
Interest expense, net	65	69	178	199
Income tax expense from continuing operations	—	17	449	42
Income tax (benefit) expense from discontinued operations (2),(4)	(2)	1	(2)	3
Depreciation and amortization	112	98	338	290
EBITDA(4)	$107	$165	$1,011	$545

Adjusted EBITDA(4)	$200	$194	$346	$592

Basic (loss) income per share	$(0.29)	$(0.09)	$0.21	$0.05
Diluted (loss) income per share	$(0.29)	$(0.09)	$0.20	$0.05
Adjusted diluted (loss) income per share(4)(5)	$(0.24)	$(0.01)	$(1.68)	$0.15

Common share information:
Basic shares outstanding	234.0	233.6	233.9	231.4
Diluted shares	234.0	233.6	238.1	231.4
Diluted shares for adjusted income (loss) per share	234.0	233.6	233.9	233.6

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended September 30,		Nine months ended September 30,
In millions	2009	2008	2009	2008

Segment Revenues:
Polyurethanes	$869	$1,096	$2,164	$3,259
Advanced Materials	273	385	785	1,191
Textile Effects	173	229	504	734
Performance Products	540	741	1,522	2,097
Pigments	262	280	712	886
Eliminations and other	(9)	—	(20)	—
Total	$2,108	$2,731	$5,667	$8,167

Segment EBITDA(4):
Polyurethanes	$137	$89	$249	$369
Advanced Materials	29	42	38	128
Textile Effects	(25)	4	(56)	7
Performance Products	82	81	200	185
Pigments	4	15	(51)	33
Corporate and other	(116)	(68)	635	(185)
Discontinued operations(2)	(4)	2	(4)	8
Total	$107	$165	$1,011	$545

Segment Adjusted EBITDA(4) :
Polyurethanes	$137	$89	$251	$369
Advanced Materials	26	42	50	128
Textile Effects	(22)	6	(43)	10
Performance Products	82	81	200	185
Pigments	16	15	4	34
Corporate and other	(39)	(39)	(116)	(134)
Total	$200	$194	$346	$592

	Three months ended September 30,		Nine months ended September 30,
	2009 vs. 2008		2009 vs. 2008
	Average	Sales	Average	Sales
	Selling Price	Volume	Selling Price	Volume

Period-Over-Period (Decrease) Increase
Polyurethanes	(27)%	9%	(27)%	(9)%
Advanced Materials (a)	(12)%	(15)%	(11)%	(25)%
Textile Effects	(17)%	(9)%	(10)%	(24)%
Performance Products (b)	(27)%	(2)%	(22)%	(8)%
Pigments	(10)%	5%	(7)%	(14)%
Total Company (a)(b)(c)	(25)%	3%	(22)%	(11)%

(a) Excludes APAO business sold July 31, 2009

(b) Excludes revenues and sales volumes from tolling arrangements.

(c) Excludes Australian operations to be discontinued

See end of press release for footnote explanations

Three Months Ended September 30, 2009 Compared to Three Months Ended September 30, 2008

Revenues for the three months ended September 30, 2009 decreased to $2,108 million from $2,731 million for the same period in 2008.  Revenues decreased primarily due to lower average selling prices in all our segments and lower sales volumes in our Advanced Materials, Textile Effects and Performance Products segments partially offset by sales volume increases in our Polyurethanes and Pigment segments.

For the three months ended September 30, 2009, EBITDA was $107 million compared to $165 million in the same period in 2008.  Adjusted EBITDA for the three months ended September 30, 2009 was $200 million compared to $194 million for the same period in 2008 (which was impacted by $49 million of costs and lost profit margin from the 2008 U.S. Gulf Coast storms).

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended September 30, 2009 compared to the same period in 2008 was primarily due to overall lower average selling prices and lower MDI sales volumes.  Average MDI selling prices decreased due to competitive pressures, lower raw material costs and strength of the U.S. dollar against the Euro.  Global MDI sales volumes decreased as the effects of the worldwide economic slowdown continue to affect demand. PO and MTBE sales volumes increased compared to the 2008 period, which was impacted by the 2008 U.S. Gulf Coast storms, and average selling prices decreased in response to lower raw material costs. The increase in EBITDA in our Polyurethanes segment was primarily the result of higher MTBE margins and sales volumes and the negative effects in the 2008 period caused by the 2008 U.S. Gulf Coast storms, offset in part by lower MDI sales volumes.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended September 30, 2009 compared to the same period in 2008 was due to lower sales volumes and lower average selling prices. Sales volumes decreased across all regions as a result of the worldwide economic slowdown.  Average selling prices in our base resins market decreased in response to lower raw material costs while average selling prices in our formulations and specialty components markets decreased primarily as a result of the strength of the U.S. dollar against major European currencies. The decrease in EBITDA was primarily due to lower sales volumes, partially offset by lower raw material and operating costs. During the three months ended September 30, 2009 and 2008, our Advanced Materials segment recorded a restructuring and plant closing credit of $2 million and nil, respectively.

Textile Effects

The decrease in revenues in our Textile Effects segment for the three months ended September 30, 2009 compared to the same period in 2008 was due to lower average selling prices and lower sales volumes.  Average selling prices decreased primarily as a result of the strength of the U.S. dollar against major European currencies, the Indian rupee, the Brazilian real and the Mexican peso.  Sales volumes decreased primarily due to lower demand for apparel, home and specialty textile products in the Americas and Europe as well as mill closures in these regions as a result of the worldwide economic slowdown.  The decrease in EBITDA was primarily due to the lower volumes partially offset by continued fixed cost reductions.  During the three months ended September 30, 2009 and 2008, our Textile Effects segment recorded restructuring and plant closing charges of $3 million and $2 million, respectively.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended September 30, 2009 compared to the same period in 2008 was due to lower average selling prices and lower sales volumes. The decrease in average selling prices was primarily due to lower raw material costs and the strengthening of the US dollar against major European currencies and the Australian dollar. Sales volumes decreased primarily due to lower demand for surfactants, partially offset by improved sales volumes across other product areas, which were impacted in the 2008 period by the 2008 U.S. Gulf Coast storms. EBITDA increased due to the effect of higher margins as raw materials costs decreased faster than selling prices and the negative effects in the 2008 period caused by the 2008 U.S. Gulf Coast storms, partially offset by lower sales volumes and commissioning expenses for our new maleic anhydride facility.

Pigments

The decrease in revenues in our Pigments segment for the three months ended September 30, 2009 compared to the same period in 2008 was due to lower average selling prices, partially offset by higher sales volumes. Average selling prices decreased primarily as a result of lower selling prices in Europe and Asia and due to the strength of the U.S. dollar against major European currencies. Sales volumes increased primarily due to higher demand in Europe. The decrease in EBITDA in our Pigments segment was primarily due to lower selling prices, higher restructuring, impairment and plant closing costs and to acquisition costs incurred in the 2009 period in connection with the proposed Tronox Transaction, offset in part by lower raw material and energy costs.  During the three months ended September 30, 2009 and 2008, our Pigments segment recorded restructuring, impairment and plant closing charges of $4 million and nil, respectively.

Corporate and Other

Corporate and Other includes the results of our Australia styrenics business, unallocated foreign exchange gains and losses, unallocated corporate overhead, loss on accounts receivable securitization program, income (expenses) associated with the terminated merger with Hexion and related litigation, loss on early extinguishment of debt, income (loss) attributable to noncontrolling interests, unallocated restructuring costs, extraordinary gain on the acquisition of a business and non-operating income and expense. The decrease in EBITDA from Corporate and Other resulted partially from a $56 million increase in restructuring charges ($57 million in the 2009 period compared to $1 million in the 2008 period) primarily related to the announced closure of our styrenics operations at West Footscray, Australia.  Also contributing to lower EBITDA was a $21 million charge in 2009 due to early extinguishment of debt These decreases to EBITDA were partially offset by a $24 million decrease in expenses associated with the terminated merger and related litigation ($2 million in the 2009 period compared to $26 million in the 2008 period).  Additionally, the decrease in EBITDA was offset by a $2 million increase in unallocated foreign exchange gains ($6 million in gains in the 2009 period versus $4 million in gains in the 2008 period) and a $4 million reduction in costs associated with our accounts receivable securitization program.

Income Taxes

During the three months ended September 30, 2009, we recorded no income tax expense compared to $17 million of income tax expense in the same period of 2008.  Despite pre-tax losses, we have not recorded tax benefits due to pre-tax losses in jurisdictions where we do not record a tax benefit due to valuation allowances. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate.  In 2009, we expect to pay cash taxes of approximately $21 million primarily related to foreign taxable income and approximately $129 million primarily related to U.S. taxable income.  We paid approximately $127 million in U.S. cash taxes during the third quarter associated with the settlement of our litigation in Texas with Credit Suisse and Deutsche Bank which was reduced from our earlier estimate of $185 million as a result of favorable tax offsets related to the closure of our Australia styrenics operations.

Liquidity, Capital Resources and Outstanding Debt

As of September 30, 2009, we had $2,412 million of combined cash and unused borrowing capacity compared to $1,291 million at December 31, 2008.  Excluding the impact of the Texas bank litigation settlement, related taxes and the resulting redemptions of our notes in 2009, compared to prior year end our liquidity as of September 30, 2009 has remained relatively flat despite the impact of the worldwide recession on earnings. This was largely due to effective working capital management, reduced capital expenditures and minimal amount of scheduled debt maturities.

During the third quarter of 2009, our primary working capital (accounts receivable including our off balance sheet accounts receivable securitization program, inventory and accounts payable) decreased providing a cash benefit to us of $92 million.  Total capital expenditures were $40 million during the third quarter of 2009 compared to $101 million for the same period in 2008.  We expect to spend approximately $200 million on capital expenditures in 2009 compared to $418 million in 2008.

During the quarter we redeemed all ($296 million principal amount) of our outstanding 11.625% senior secured notes due 2010 and all ($198 million principal amount) of our outstanding 11.5% senior notes due 2012.  The total redemption payments, excluding accrued interest, were a combined total of $509 million, including principal of $494 million and call premiums of approximately $15 million.

On October 16, 2009, we terminated our existing short term (364 day) accounts receivable securitization program that was scheduled to mature November 2009.  We replaced it with two new multi year securitization programs (a U.S. program and a European program).  The U.S. program contains a committed amount of $250 million of which $125 million is for three years at LIBOR + 3.75% annually and $125 million for two years at the commercial paper rate + 3.5% annually.  The European program contains a committed amount of €225 million for two years at LIBOR/EURIBOR +3.75% annually.  These new programs enable continued low cost borrowing for an extended period of time.  We have no meaningful debt maturities until 2013 other than our accounts receivable securitization programs.  We currently intend to substantially reduce the committed amount of our $650 million revolving credit facility that matures August, 2010.

In connection with our ongoing insurance claim related to the April 29, 2006 Port Arthur, Texas fire, we have received partial insurance proceeds to date of $365 million.  We have claimed an additional $242 million plus interest as presently due and unpaid under our insurance policy as of September 30, 2009.  Binding arbitration to settle these claims began on November 2, 2009.  Any additional anticipated recoveries are expected to be used to repay secured debt.

Below is our outstanding debt:

	September 30,	December 31,
In millions	2009	2008

Debt:
Senior Credit Facilities	$1,966	$1,540
Secured Notes	—	295
Senior Notes	430	198
Subordinated Notes	1,308	1,285
Other Debt	286	329
Convertible Notes	236	235
Total Debt - excluding affiliates	4,226	3,882

Total Cash	1,626	662

Net Debt- excluding affiliates	$2,600	$3,220

Off-balance sheet accounts receivable securitization program	$258	$446

Huntsman Corporation

Reconciliation of Adjustments

			Net Income (Loss)
	EBITDA		Attributable to Huntsman Corporation		Diluted Income (Loss) Per Share
	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
In millions, except per share amounts	2009	2008	2009	2008	2009	2008

GAAP(5)	$107	$165	$(68)	$(20)	$(0.29)	$(0.09)
Adjustments:
Loss on accounts receivable securitization program	3	7	—	—	—	—
Unallocated foreign currency (gain) loss	(6)	(4)	(5)	(8)	(0.02)	(0.03)
Loss on early extinguishment of debt	21	—	13	—	0.06	—
Other restructuring, impairment and plant closing costs (credits)	62	3	(7)	2	(0.03)	0.01
Expenses associated with the Terminated Merger and related litigation	2	26	1	26	—	0.11
Discount amortization on settlement financing associated with the Terminated Merger	—	—	4	—	0.02	—
Acquisition related expenses	8	—	6	—	0.03	—
Gain on disposition of businesses/assets	(1)	—	(1)	—	—	—
Loss (income) from discontinued operations, net of tax(2)	4	(2)	2	(1)	0.01	—
Extraordinary gain on the acquisition of a business, net of tax(3)	—	(1)	—	(1)	—	—

Adjusted(5)	$200	$194	$(55)	$(2)	$(0.24)	$(0.01)

Discontinued operations	$(4)	$2	$(2)	$1	$(0.01)	$—
Loss (gain) on disposition of assets	4	(2)	2	(1)	0.01	—

Adjusted discontinued operations(2)	$—	$—	$—	$—	$—	$—

Three months ended June 30,
In millions	2009

Net income attributable to Huntsman Corporation	406
Interest expense, net	58
Income tax expense from continuing operations	311
Depreciation and amortization	100
Income tax benefit from discontinued operations(2),(4)	(1)
EBITDA(4)	$874

		Net Income (Loss)
	EBITDA	Attributable to Huntsman Corporation	Diluted Income (Loss) Per Share
	Three months ended June 30,	Three months ended June 30,	Three months ended June 30,
In millions, except per share amounts	2009	2009	2009

GAAP	$874	$406	$1.51
Adjustments:
Loss on accounts receivable securitization program	6	—	—
Unallocated foreign currency (gain) loss	(7)	3	0.01
Other restructuring, impairment and plant closing costs	63	55	0.24
Income associated with the Terminated Merger and related litigation	(844)	(531)	(2.27)
Loss from discontinued operations, net of tax(2)	4	3	0.01

Adjusted	$96	$(64)	$(0.27)

Discontinued operations	$(4)	$(3)	$(0.01)
Loss on disposition of assets	4	3	0.01

Adjusted discontinued operations(2)	$—	$—	$—

			Net Income (Loss)
	EBITDA		Attributable To Huntsman Corporation		Diluted Income (Loss) Per Share
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
In millions, except per share amounts	2009	2008	2009	2008	2009	2008

GAAP(5)	$1,011	$545	$48	$11	$0.20	$0.05
Adjustments:
Loss on accounts receivable securitization program	13	16	—	—	—	—
Unallocated foreign currency (gain) loss	(15)	6	(2)	(3)	(0.01)	(0.01)
Loss on early extinguishment of debt	21	—	13	—	0.06	—
Other restructuring, impairment and plant closing costs	139	8	62	7	0.27	0.03
(Income) expenses associated with the Terminated Merger and related litigation	(835)	35	(526)	35	(2.25)	0.15
Discount amortization on settlement financing associated with the Terminated Merger	—	—	5	—	0.02	—
Acquisition related expenses	9	—	7	—	0.03	—
Gain on disposition of businesses/assets	(1)	—	(1)	—	—	—
Loss (income) from discontinued operations, net of tax(2)	4	(8)	2	(5)	0.01	(0.02)
Extraordinary gain on the acquisition of a business, net of tax(3)	—	(10)	—	(10)	—	(0.04)

Adjusted(5)	$346	$592	$(392)	$35	$(1.68)	$0.15

Discontinued operations	$(4)	$8	$(2)	$5	$(0.01)	$0.02
Loss (gain) on disposition of assets	4	(8)	2	(5)	0.01	(0.02)

Adjusted discontinued operations(2)	$—	$—	$—	$—	$—	$—

See end of press release for footnote explanations

Conference Call Information

We will hold a conference call to discuss our third quarter 2009 financial results on Wednesday, November 4, 2009 at 8:00 a.m. ET.

Call-in number for U.S. participants:	(888) 680 - 0869
Call-in number for international participants:	(617) 213 - 4854
Participant access code:	97619227

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=PGG9DVDN6

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning November 4, 2009 and ending November 11, 2009.

Call-in numbers for the replay:
Within the U.S.:	(888) 286 - 8010
International:	(617) 801 - 6888
Access code for replay:	65149082

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has more than 12,000 employees and operates from multiple locations worldwide. The Company had 2008 revenues exceeding $10 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

(1)          The following table provides a reconciliation of adjusted pre-tax income:

Three months ended September 30,
In millions	2009

Net loss attributable to Huntsman Corporation	$(68)
Income tax expense from continuing operations	—
Income tax benefit from discontinued operations(2),(4)	(2)
Adjustments before tax:
Unallocated foreign currency gain	(6)
Loss on early extinguishment of debt	21
Other restructuring, impairment and plant closing costs	62
Expenses associated with the Terminated Merger and related litigation	2
Discount amortization on settlement financing associated with the Terminated Merger	7
Acquisition related expenses	8
Gain on disposition of businesses/assets	(1)
Loss from discontinued operations(2)	4

Adjusted pre-tax income	$27

(2)          On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  Results from these businesses are treated as discontinued operations.  Segment EBITDA discontinued operations only includes the results of our U.S. base chemicals and U.S. polymers businesses.

(3)          On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs, the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary gain recorded during the three months ended September 30, 2009 and 2008 was nil and $1 million respectively of which taxes were not applicable.

(4)          We use EBITDA, Adjusted EBITDA, Adjusted EBITDA from discontinued operations, Adjusted net income and Adjusted net income from discontinued operations. We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA and Adjusted net income. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) available to common stockholders is set forth in the operating results table above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the Terminated Merger and related litigation; acquisition related expenses; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.  The reconciliation of Adjusted EBITDA to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating the following from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; gain on partial fire insurance settlement; and (gain) loss on disposition of business/assets. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended September 30,		Nine months ended September 30,
In millions	2009	2008	2009	2008

Net (loss) income from discontinued operations, net of tax	$(2)	$1	$(2)	$5
Income tax (benefit) expense	(2)	1	(2)	3
EBITDA from discontinued operations	(4)	2	(4)	8
Loss (gain) on disposition of assets	4	(2)	4	(8)
Adjusted EBITDA from discontinued operations	$—	$—	$—	$—

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the Terminated Merger and related litigation; discount amortization on settlement financing associated with the Terminated Merger; acquisition related expenses; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.   The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in the Reconciliation of Adjustments table above.

Adjusted net income (loss) from discontinued operations is computed by eliminating the after tax impact of the following items from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; gain on partial fire insurance settlement; and (gain) loss on the disposition of business/assets.  The reconciliation of Adjusted net income (loss) from discontinued operations to net income (loss) available to common stockholders is set forth in the Reconciliation of Adjustments table above.

(5)          Diluted income (loss) per share for GAAP net income (loss) attributable to Huntsman Corporation and for adjusted net income (loss) attributable to Huntsman Corporation is calculated using the following information:

	Three months ended September 30,		Nine months ended September 30,
In millions, except per share amounts	2009	2008	2009	2008

GAAP
Net (loss) income attributable to Huntsman Corporation	$(68)	$(20)	$48	$11
Convertible notes interest expense, net of tax	—	—	—	—
Net (loss) income attributable to Huntsman Corporation and assumed conversion of notes	$(68)	$(20)	$48	$11

Diluted shares	234.0	233.6	238.1	231.4

Diluted (loss) income per share	$(0.29)	$(0.09)	$0.20	$0.05

Adjusted
Net (loss) income attributable to Huntsman Corporation	$(55)	$(2)	$(392)	$35
Convertible notes interest expense, net of tax	—	—	—	—
Net (loss) income attributable to Huntsman Corporation and assumed conversion of notes	$(55)	$(2)	$(392)	$35

Diluted shares	234.0	233.6	233.9	233.6

Diluted (loss) income per share	$(0.24)	$(0.01)	$(1.68)	$0.15